UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8‑K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 16, 2016 (December 16, 2016)

Commission File Number 0-8084

Connecticut Water Service, Inc.
(Exact name of registrant as specified in its charter)

Connecticut (State or other jurisdiction of incorporation or organization)	06-0739839 (I.R.S. Employer Identification No.)

93 West Main Street, Clinton, CT (Address of principal executive office)	06413 (Zip Code)

(860) 669-8636
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Compensatory Arrangements of Certain Officers

Adoption of the 2017 Connecticut Water Company Deferred Compensation Plan

Effective January 1, 2017, the Board of Directors (the “Board”) of Connecticut Water Service, Inc., a Connecticut corporation (the “Company”), adopted the 2017 Connecticut Water Company Deferred Compensation Plan (the “Plan”). The Plan is an unfunded, nonqualified deferred compensation plan under which designated eligible employees (“Participants”) may elect to defer compensation. Eligible Participants will be selected by the Compensation Committee of the Board on an annual basis from among a select group of key management or highly compensated employees of the Company and its subsidiaries.

Pursuant to the Plan and subject to applicable tax laws, Participants may elect to defer up to 50% of their base salary and up to 100% of incentive compensation earned. In addition to elective deferrals made by Plan Participants, the Plan permits, but does not require, the Company, to make discretionary contributions. Participants’ accounts increase or decrease based on the hypothetical investment of the account balances in one or more investment funds. Participants elect the investment funds in which their accounts are hypothetically invested. Participants may elect to receive payment of their vested account balances in a single cash payment or in annual installments for a period of up to ten (10) years.

Payments will be made on the first to occur of the following: (i) on the fixed date or dates (if any) specified in the Participant’s deferral election; (ii) upon a Participant’s separation from service; and (iii) a Participant’s death. If the payment event is the Participant’s separation from service or death, payment shall be made within 90 days of such payment event.

Compensation that is deferred under the Plan will represent general unsecured obligations of the Company to pay such amounts in accordance with the terms of the Plan. The Company may at any time, in its sole discretion, terminate the Plan or amend or modify the Plan, in whole or in part, provided that Participants' vested account balances are not reduced.

The foregoing description is not complete and is qualified in its entirety by references to the full text of the Plan, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 5.02 by reference.

Amendments to Deferred Compensation Agreements

Concurrently with the Company’s adoption of the Plan described above, the Company and certain of the Company’s officers (including the named executive officers) have entered into amendments to the Company’s existing

Deferred Compensation Agreements with the Company’s officers (the “Amendments”).

Under the Amendments, the Company and each officer have agreed that no elections may be made under the Agreements to defer salary earned after 2016. Each Amendment also provides that the amounts payable under the original Agreement prior to the Amendment will remain subject to the terms of the original Agreement, including but not limited to the time and form of payment specified in the original Agreement.

The foregoing description of the Amendments is not complete and is qualified in its entirety by references to the full text of the form of the Amendment, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated into this Item 5.02 by reference.

Item 9.01    Financial Statements and Exhibits

The following documents are filed herewith as exhibits hereto:

(d)    Exhibits

10.1	2017 Connecticut Water Company Deferred Compensation Plan.
10.2	Form of amendment to Deferred Compensation Agreement, between the Connecticut Water Company and certain executive officers of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Connecticut Water Service, Inc. (Registrant)
Date: December 16, 2016	By: /s/ David C. Benoit David C. Benoit Senior Vice President – Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	2017 Connecticut Water Company Deferred Compensation Plan.
10.2	Form of amendment to Deferred Compensation Agreement, between the Connecticut Water Company and certain executive officers of the Company.